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EXHIBIT 10.20

SETTLEMENT AGREEMENT AND
MUTUAL GENERAL RELEASE AND COVENANT NOT TO SUE

    This Settlement Agreement and Mutual Release and Covenant Not to Sue (the "Agreement") is made and entered into as of the date of the last Party to execute this Agreement by and between HearMe, a Delaware corporation ("HearMe"), and GameSpy Industries, Inc., a California corporation ("GameSpy") (collectively, the "Parties").

RECITALS

    WHEREAS, HearMe and GameSpy entered into an Asset Purchase Agreement on or about December 18, 2000 ("APA");

    WHEREAS, pursuant to the APA, GameSpy executed a promissory note on or about January 19, 2001 in favor of HearMe in the principal amount of $4,521,099.55 ("Note");

    WHEREAS, HearMe and GameSpy entered into a Transition Services Agreement dated as of January 19, 2001 ("TSA") pursuant to which GameSpy was to make particular payments to HearMe;

    WHEREAS, on or about May 30, 2001, eFront Media, Inc. filed an Action against HearMe and GameSpy for breach of written contract in Orange County, California as Case No. 01CC06979 (the "Action");

    WHEREAS, HearMe contends that GameSpy is in breach of its obligations to pay to HearMe (i) approximately $4,717,702.00 in principal and accrued interest under the Note, and (ii) approximately $153,523.00 pursuant to or in connection with the TSA (collectively, the "Claimed Amounts"), and GameSpy disputes HearMe's contentions (the "Dispute"); and

    WHEREAS, except as otherwise set forth herein, the Parties have decided to compromise, settle and dispose of all claims between them arising out of the Dispute in order to avoid litigation and the attorneys' fees and costs associated therein.

    NOW, THEREFORE, in consideration of the promises, covenants, representations and warranties and other good and valuable consideration contained herein, it is hereby agreed by and between the parties hereto as follows:

AGREEMENT

    1.  GameSpy's Obligations

    In consideration of the releases set forth below and the transfer by HearMe to GameSpy of the GameSpy Shares (as defined in and pursuant to Section 2 below), and in full payment of all claims arising out of or relating to the Dispute, now or in the future, GameSpy agrees that:

      1.1 Simultaneously with the execution of this Agreement (the "Effective Time"), GameSpy shall pay to HearMe the amount of $2,435,613.00 (the "Payment") by wire transfer to the bank account separately designated by HearMe to GameSpy; and

      1.2 GameSpy shall fully defend and indemnify HearMe without reservation of rights against any and all liability, losses, damages, judgment, settlement payments, attorneys' fees and other costs and expenses which HearMe would otherwise suffer or incur in or relating to the Action.

      1.3 GameSpy has validly assumed all of HearMe's obligations and liabilities under the Assumed Contracts (as defined in the APA) and shall meet all such obligations and liabilities following the Effective Time (as defined in the APA).

    2.  HearMe's Obligations

    In consideration of the releases set forth below, GameSpy's performance of its obligations set forth in section 1 above and the representations and warranties set forth below, and in full payment of all claims arising out of or relating to the Dispute, at the Effective Time HearMe shall transfer to GameSpy 2,332,743 shares of Common Stock of GameSpy held by HearMe (the "GameSpy Shares"). The Parties acknowledge and agree that 360,733 of the GameSpy Shares (the "Escrow Shares") have been deposited with U.S. Bank Trust, National Association (the "Escrow Agent"), as Escrow Agent pursuant to the Escrow Agreement dated as of January 19, 2001 by and among HearMe, GameSpy and the Escrow Agent (the "Escrow Agreement"). At the Effective Time, HearMe shall deliver to GameSpy (a) a stock certificate representing at least 1,972,010 of the GameSpy Shares (the "Non-Escrow Shares"), (b) an executed Stock Assignment Separate From Certificate in substantially the form attached hereto as Exhibit A with respect to the transfer of the Non-Escrow Shares, (c) an executed Stock Assignment Separate From Certificate in substantially the form attached hereto as Exhibit B with respect to the transfer of the Escrow Shares, and (d) an executed copy of the Joint Escrow Agent Instructions in substantially the form attached hereto as Exhibit C (the "Joint Instructions"). GameSpy represents and warrants to HearMe that GameSpy has paid all amounts due and payable to the Escrow Agent pursuant to Section 5(j) of the Escrow Agreement, and promptly after the Effective Time GameSpy shall execute and deliver the Joint Instructions to the Escrow Agent. If, following the transfer of the GameSpy Shares to GameSpy, HearMe still holds shares of common stock of GameSpy, then GameSpy agrees to promptly (and in any event within five (5) business days) execute and deliver to HearMe a certificate representing such shares.

    3.  Mutual and General Release

      3.1 In consideration of HearMe's covenants and obligations hereunder, GameSpy, on behalf of itself, and its agents, employees (past and present), officers (past and present), directors (past and present), attorneys, parents (direct or indirect), subsidiaries, predecessors in interest, assigns and successors, hereby forever releases, acquits and discharges HearMe, and its agents, employees (past and present), officers (past and present), directors (past and present), subsidiaries, attorneys, parents (direct or indirect), predecessors in interest, assigns and successors, from any and all claims, causes of action (whether at law or in equity, or otherwise), demands, debts, obligations, liabilities, payments, transfers of money or things of value, accounts, obligations, costs, attorneys fees, expenses, liens, rights of indemnity (legal or equitable), rights of subrogation, rights of contribution, rights of reimbursement, civil penalties and remedies, of any nature whatsoever, that relate to and/or arise out of the Dispute or any past agreement between the parties except as explicitly provided for in this agreement, provided, however, that HearMe is not released from its obligations under this Agreement.

      3.2 In consideration of GameSpy's covenants and obligations hereunder, HearMe, on behalf of itself, and its agents, employees (past and present), officers (past and present), directors (past and present), attorneys, parents (direct or indirect), subsidiaries, predecessors in interest, assigns and successors, hereby forever releases, acquits and discharges GameSpy, and its agents, employees (past and present), officers (past and present), directors (past and present), attorneys, parents (direct or indirect), subsidiaries, predecessors in interest, assigns and successors from any and all claims, causes of action (whether at law or in equity, or otherwise), demands, debts, obligations, liabilities, payments, transfer of money or things of value, accounts, obligations, costs, attorneys fees, expenses, liens, rights, rights of indemnity (except as provided in Section 1 or Section 12 of this Agreement), rights of subrogation, rights of contribution, rights of reimbursement, civil penalties and remedies, of any nature whatsoever, that relate to and/or arise out of the Dispute or any past agreement between the parties except as explicitly provided for in this agreement, provided, however, that GameSpy is not released from its obligations under this Agreement.

      3.3 The Parties each represent and warrant that none of the matters released that are required to be released by such Party under Sections 3.1 and 3.2 above has been assigned or transferred by such Party in whole or in part, and that such Party is fully entitled and authorized to cause all of said respective matters released, actually to be released in full as provided in Sections 3.1 and 3.2 above.

      3.4 The parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and that the parties expressly took that into account in agreeing to execute this Agreement, and a portion of said consideration and the mutual covenants contained herein, having been bargained for between the Parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full accord, satisfaction and discharge of all claims except as specifically set forth in Section 1, Section 9, Section 10 or Section 12 of this agreement.

    4.  Civil Code Section 1542.  Consequently, except as set forth in Section 1 or Section 10, as to the matters being released pursuant to this Agreement, the Parties expressly waive all rights under California Civil Code Section 1542, which provides that:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    5.  General Representations and Warranties.

      5.1 Each Party to this Agreement represents and acknowledges that it is executing it completely voluntarily, and without any duress or undue influence of any kind, from any source, and that it has full power, authority and legal right to execute, deliver and perform all actions required under this Agreement.

      5.2 Each Party to this Agreement hereby represents and warrants to each other Party hereto that in entering into this Agreement it has relied upon the legal advice of its respective attorneys, who are the attorneys of its own choice, and that the terms and legal effect of this Agreement have been completely read and explained to it by its attorney and those terms and legal effect are fully understood and voluntarily accepted it. This Agreement is the product of negotiation and preparation by and amongst each Party hereto and their respective attorneys, and each Party represents it has freely and voluntarily consented to and authorized this Agreement. Accordingly, all parties hereto acknowledge and agree that this Agreement shall not be deemed prepared or drafted by one Party or another, or by the attorneys for one Party or another.

      5.3 The Parties covenant and agree that except as otherwise set forth herein they will not permit to be filed or commenced in their name or on their behalf, any lawsuit, arbitration or administrative claim against the other Party based upon any claim related to and/or arising out of the Dispute.

    6.  Representations and Warranties of GameSpy.  GameSpy represents and warrants to HearMe as follows:

    GameSpy has provided to HearMe its audited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the year ended December 31, 2000 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of the date of this agreement (collectively, the "Financial Statements"). The balance sheet as of the date of this agreement included in the Financial Statements (the "Current Balance Sheet") accurately reflects the current assets of GameSpy, as determined in accordance with generally accepted accounting principles, including, but not limited to, cash and cash equivalents, short-term investments, and accounts receivable ("Current Assets"). Except as set forth in the Financial Statements, GameSpy has no material assets, accounts receivable or other rights to payments or financing, contingent or otherwise (collectively, "Other Rights"), other than assets, accounts receivables or other rights under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition of the Company.

    7.  No Admission of Liability.  This Agreement is the result of good faith compromise of disputed claims and shall never at any time or for any purpose be considered an admission of the correctness of the claims advanced by either Party, or of any liability by any Party, all of whom continue to deny all liability, disclaim all responsibility, and dispute the factual allegations claimed by the other Party.

    8.  Confidentiality.

      8.1 Each Party to this Agreement shall not disclose the fact of this Agreement, or any of its terms to any person except to their accountants and lawyers, or as otherwise required by law (including, but not limited to, HearMe's disclosure obligations under the federal securities laws) or in the good faith operation of the Parties' respective businesses.

      8.2 This covenant not to disclose is subject to the following exception: If either Party is asked about the status or outcome of the Dispute or any claim potentially asserted by the other party with respect to the Dispute, the Party may reply with the words: "the matter has been resolved," but shall not otherwise indicate the terms or nature of the resolution of this Dispute.

      8.3 Disclosure of any of the terms of this Agreement by anyone to whom any Party or Parties disclose shall be treated as an unauthorized disclosure by said Party or Parties themselves.

    9.  Liquidated Damages.  HearMe is entering into this Agreement, transferring the GameSpy Shares to GameSpy and compromising valuable rights to the full Claimed Amount based in significant part upon reliance on GameSpy's representations and warranties set forth above in Section 6. Accordingly, in the event that GameSpy's actual Current Assets as of the date of this agreement (the "Actual Current Assets") exceed the Current Assets reflected on the Current Balance Sheet (the "Balance Sheet Current Assets") by more than ten percent (10%), then GameSpy shall pay to HearMe as full and complete liquidated damages a cash payment equal to 50% of the amount by which the Actual Current Assets exceed the Balance Sheet Current Assets; provided, however, that the amount of such liquidated damages shall in no event exceed $2,435,612.00 (the "Liquidated Damages Amount"). Without admitting liability with respect to the Claimed Amount, the Parties acknowledge and agree that the Claimed Amount exceeds the Payment received by HearMe hereunder by the Liquidated Damages Amount. Accordingly, the Parties acknowledge and agree that this Section 9 is a specifically negotiated, agreed upon portion of the transactions contemplated by this Agreement and that the Liquidated Damages Amount constitutes reasonable and fair compensation for the breaches of the representations and warranties of GameSpy referenced above in light of the compromise of HearMe's rights to the full Claimed Amount hereunder and the transfer of the GameSpy Shares to GameSpy.

    10.  Other Transactions.  The parties acknowledge and agree that HearMe is entering into this Agreement, transferring the GameSpy Shares to GameSpy and compromising valuable rights to the full Claimed Amount based upon its understanding that certain types of transactions are not imminent for GameSpy. Accordingly, the parties agree that it is fair and reasonable for HearMe to receive additional payments from GameSpy in the event that GameSpy engages in certain transactions prior to December 31, 2001, as follows:

      10.1 Acquisition.  In the event that prior to December 31, 2001 GameSpy shall enter into any agreement, letter of intent or other arrangement with respect to any merger, consolidation, acquisition, or other transaction or series of related transactions resulting in the holders of the outstanding shares of capital stock of GameSpy holding less than 50% of the voting power of the surviving entity (an "Acquisition Transaction"), then, payable immediately prior to the closing of the Acquisition Transaction, HearMe shall be entitled to receive a cash payment equal to the product of (a) the consideration per share of common stock of GameSpy received by the shareholders of GameSpy in the Acquisition Transaction, and (b) the number of GameSpy Shares as defined in Section 2 of this agreement (as adjusted for any stock split, stock dividend, recapitalization and the like).

      10.2 Sale of Assets.  In the event that prior to December 31, 2001 GameSpy shall enter into any agreement, letter of intent or other arrangement with respect to the sale of all or substantially all of its assets in a transaction or series of transactions (an "Asset Sale"), then, payable immediately following the closing of the Asset Sale, HearMe shall be entitled to receive 10% of the aggregate consideration to GameSpy in the Asset Sale.

      10.3 Equity Financing.  In the event that prior to December 31, 2001 GameSpy shall enter into any agreement, letter of intent or other arrangement relating to an equity financing of GameSpy (including, but not limited to, pursuant to notes or other securities or instruments convertible into equity securities of GameSpy) in a transaction or series of related transactions resulting in gross proceeds to GameSpy of an aggregate of at least $1,000,000 (an "Equity Financing"), then, payable immediately following the closing of the Equity Financing, HearMe shall be entitled to receive a payment equal to 10% of the gross proceeds to GameSpy in the Equity Financing.

      10.4 Negotiated Transaction.  Due in significant part to the transfer of the GameSpy Shares by HearMe to GameSpy and the loss by HearMe of the rights and benefits of such equity interest in GameSpy, the parties acknowledge and agree that this Section 10 is a specifically negotiated, agreed upon portion of the transactions contemplated by this Agreement and that the amounts and payments set forth in this Section 10 are reasonable and fair in light of the compromise of HearMe's rights to the full Claimed Amount hereunder and the transfer of the GameSpy Shares to GameSpy.

    11.  Audit Rights.  HearMe shall have the right to designate independent accountants to audit GameSpy's books and records upon reasonable notice to GameSpy and during normal business hours to determine the compliance by GameSpy of its obligations under Sections 6, 9 and 10 of this Agreement. HearMe shall have the right to conduct one such audit at any time prior to June 30, 2002. GameSpy shall cooperate with such independent accountants and provide them with all information as may be reasonably requested in connection with such audit. HearMe shall bear the fees and expenses of such independent accountants; provided, however, that if the audit shall determine the trigger of a liquidated damages payment by GameSpy to HearMe as outlined in Section 9, then GameSpy shall bear such fees and expenses.

    12.  Other Agreements.  Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that the effect of this Agreement upon certain provisions of other agreements between the Parties is as follows:

      12.1 Asset Purchase Agreement.  Section 9.3(a) (indemnification by HearMe) of the APA shall be terminated in its entirety and shall be of no further force or effect. Section 9.3(b) (indemnification by GameSpy) of the APA shall continue in full force and effect, and GameSpy shall meet its obligations thereunder. Notwithstanding Section 9.3(d)(i) of the APA, the representations and warranties of HearMe contained in the APA shall not survive and have terminated, and no action can be brought with respect to any breach of any such representation and warranty.

      12.2 Escrow Agreement.  Pursuant to the Joint Instructions, the Escrow Agreement shall be terminated in its entirety and shall be of no further force or effect.

      12.3 License Agreements.  In consideration for the transfer of the GameSpy Shares to GameSpy and the other provisions and agreements set forth herein, HearMe shall have no liability, now or in the future, under rights of indemnity or otherwise, under the Non-Exclusive Patent License Agreement dated as of January 19, 2001 by and between the Parties, the Roger Wilco Source Code License Agreement dated as of January 19, 2001 by and between the Parties or the Technology and Source Code License Agreement dated as of January 19, 2001 by and between the Parties (collectively, the "License Agreements"), except for any liability resulting from the intentional misconduct or gross negligence of HearMe, and the Parties agree that any provisions to the contrary in the License Agreements shall be of no further force or effect.

    13.  Waiver Of Defenses to Enforcement of This Contract.  To the extent permitted by law, and only to that extent, all Parties hereto waive all public policy and other defenses, if any exist, to the enforcement of this Agreement or any part thereof.

    14.  Attorneys Fees and Costs.  Each Party to this Agreement shall bear its own costs, expenses, and attorneys fees, whether taxable or otherwise, incurred or arising out of, or in any way related to the matters released herein.

    15.  Severability.  Should this Agreement, or any part of it, be determined by any court, tribunal, arbitrator, or agency to be unenforceable, void, or voidable, or should any court, tribunal, arbitrator, or agency refuse or decline to enforce this Agreement or any part of it, the remainder of this Agreement and all parts of it shall remain in effect, valid and enforceable.

    16.  Headings.  The various headings used in this Agreement are solely for the convenience of the Parties and shall not be used to interpret this Agreement.

    17.  Signature Photocopies and Facsimiles.  A photocopy of a signature or a facsimile of a signature shall be as valid as an original.

    18.  Counterparts.  This Agreement may be executed by way of identical counterparts, so that there is at least one identical counterpart signed by each Party. This Agreement shall become effective when so signed and delivered by all Parties on any combination of identical counterparts, in which case all said identical counterparts shall be treated as a single Agreement.

    19.  Modifications.  No amendment, change or modification of this Agreement shall be valid or binding to any extent unless it is in writing and signed by all of the Parties affected by it.

    20.  Entire Agreement.  This Agreement constitutes the complete, final and entire agreement among the Parties with respect to the subject matter hereof, and supercedes any other prior and contemporaneous oral or written agreements, negotiations and discussions with respect to the subject matter hereof.

    21.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without consideration of its principles of conflict of laws.

    22.  Arbitration.

      22.1 All disputes between the Parties arising under, or relating to, this Agreement shall be resolved by binding arbitration before a single Arbitrator selected according to the rules of the American Arbitration Association.

      22.2 This agreement to arbitrate will survive the rescission or termination of this Agreement. All arbitration will be conducted pursuant to and in accordance with the following order of priority (i) the terms of this Agreement, (ii) the Commercial Arbitration Rules of the American Arbitration Association, (iii) the Federal Arbitration Act and (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of California. The arbitrator used will be selected from impartial arbitrators designated by the American Arbitration Association who are familiar with the nature of the subject matter of the dispute. Any hearing regarding arbitration will be held in San Jose, California, or at another location mutually acceptable to the parties. The arbitrator will use his/her best efforts to conduct the arbitration hearing no later than three months from the date of the arbitrator's appointment and will use best efforts to render a decision within four (4) months from such date.

      22.3 Each party may submit in writing to the other party, and the other party shall respond to a maximum of any combination of thirty-five (35) (none of which may be subparts) of the following: interrogatories, demands to produce documents and requests for admissions. Each party is also entitled to take the oral deposition of no more than five (5) individuals. Additional discovery may be permitted upon mutual agreement of the parties. The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed. All parties agree that the arbitrator will have the power of subpoena process as provided by law. Disputes concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the parties or will be resolved by the arbitrator. All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the parties and the arbitrator will adopt procedures to protect such rights. With respect to any dispute, each party agrees that all discovery activities will be expressly limited to matters directly relevant to the dispute and the arbitrator will be required to fully enforce this requirement.

      22.4 An arbitration proceeding commenced pursuant to this Section 22 is a condition precedent to and is a complete defense to the commencement of any suit, action or proceeding in any court or before any tribunal with respect to any dispute. Either party may bring an action in court to compel arbitration. Any party who fails or refuses to submit to binding arbitration following demand by the other party shall, if the dispute is within the scope of this Section 20, bear all costs and expenses incurred by the opposing party in compelling arbitration.

      22.5 The arbitrator is empowered to resolve disputes by summary rulings substantially similar to summary judgments and motions to dismiss. The arbitrator will resolve all disputes in accordance with the applicable substantive law. The arbitrator may grant any remedy or relief deemed just and equitable and within the scope of this Agreement and may also grant such ancillary relief as is necessary to make effective any award.

      22.6 Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. To the extent permitted by applicable law, the arbitrator will have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, and arbitrator' fees) to the prevailing party.

      22.7 No provision of, nor the exercise of any rights under, this Agreement will limit the right of any party, during any dispute, to seek, use, and employ ancillary or provisional equitable remedies. Such rights may be exercised at any time except to the extent such action is contrary to an award or decision of the arbitrator. The pursuit of provisional or ancillary equitable remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit a dispute to arbitration, nor render inapplicable the compulsory arbitration provisions of this Section 22.

      22.8 Unless otherwise ordered by the Arbitrator, (i) each party will be responsible for one-half of the expenses and fees of the arbitrator and (ii) each party will bear its own attorney's and expert's fees.

      22.9 Notwithstanding any other provision of this Section 22 no dispute regarding the ownership of intellectual property will be subject to the dispute resolution provisions of this Section 22. Any such dispute will be resolved by negotiation or if the parties are unable to agree, by any court of competent jurisdiction.

      22.10Except to the extent necessary to enforce the rights of the parties, the parties agree to keep confidential the existence, content and results of any arbitration proceeding conducted pursuant to this Section 22.

[Signature Page Follows]

    IN WITNESS WHEREOF, this Agreement is executed by the undersigned as of the date first set forth above.

HereMe	Dated: September , 2001
By:
Title:
GameSpy Industries, Inc.	Dated: September , 2001
By:
Title:

Exhibit A

ASSIGNMENT SEPARATE FROM CERTIFICATE

    FOR VALUE RECEIVED and in connection with that certain Settlement Agreement and Mutual General Release and Covenant Not to Sue of even date herewith (the "Agreement") by and between GameSpy Industries, Inc., a California corporation (the "Company"), and HearMe, a Delaware corporation ("HearMe"), HearMe hereby sells, assigns and transfers unto the Company two million three hundred thirty-two thousand seven hundred forty-three (2,332,743) shares of the Common Stock of the Company standing in HearMe's name on the Company's books and represented by Certificate No. 19 and does hereby irrevocably constitute and appoint              to transfer said stock on the books of the Company with full power of substitution in the premises.

Dated: September , 2001
HEARME
By:
Name:
Title:

Exhibit B

ASSIGNMENT SEPARATE FROM CERTIFICATE

    FOR VALUE RECEIVED and in connection with that certain Settlement Agreement and Mutual General Release and Covenant Not to Sue of even date herewith (the "Agreement") by and between GameSpy Industries, Inc., a California corporation (the "Company"), and HearMe, a Delaware corporation ("HearMe"), HearMe hereby sells, assigns and transfers unto the Company three hundred sixty thousand seven hundred thirty-three (360,733) shares of the Common Stock of the Company standing in HearMe's name on the Company's books and represented by Certificate No. 20 and does hereby irrevocably constitute and appoint              to transfer said stock on the books of the Company with full power of substitution in the premises.

Dated: September , 2001
HEARME
By:
Name:
Title:

Exhibit C

JOINT ESCROW AGENT INSTRUCTIONS

September  , 2001

U.S. Bank Trust, National Association
Corporate Trust Services
One California Street, Suite 400
San Francisco, CA 94111
Attention: Ann Gabsby

    Escrow No. 94423020

Dear Ann:

    Pursuant to the Escrow Agreement dated as of January 19, 2001 (the "Escrow Agreement") by and among GameSpy Industries, Inc., a California corporation "GameSpy"), HearMe, a Delaware corporation ("HearMe"), and U.S. Bank Trust, National Association, as escrow agent ("Escrow Agent"), this letter shall constitute joint instructions of GameSpy and HearMe to Escrow Agent as follows:

      1.  Pursuant to a certain Settlement Agreement and Mutual General Release and Covenant Not to Sue of even date herewith by and between GameSpy and HearMe, GameSpy and HearMe have agreed (a) to terminate the Escrow Agreement and the escrow thereunder, and (b) that HearMe shall transfer the Escrow Shares (as defined in the Escrow Agreement) to GameSpy.

      2.  As Escrow Agent, you are hereby instructed to deliver the certificate representing the Escrow Shares to GameSpy at your earliest convenience. Following such delivery, you shall have no further duties as Escrow Agent pursuant to the Escrow Agreement.

    If you have any questions or concerns, please do not hesitate to contact Mark Surfas of GameSpy at (949) 798-4200 or James Schmidt of HearMe at (650) 429-3900.

GAMESPY INDUSTRIES, INC.
By:
Name:
Title:
HEARME
By:
Name:
Title:

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SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE AND COVENANT NOT TO SUE
Exhibit A ASSIGNMENT SEPARATE FROM CERTIFICATE
Exhibit B ASSIGNMENT SEPARATE FROM CERTIFICATE
Exhibit C JOINT ESCROW AGENT INSTRUCTIONS